Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pope Resources, A Delaware Limited Partnership:

We consent to the incorporation by reference in the registration statements (No. 333-46091, 333-114836 and 333-128245) on Form S-8 of Pope Resources, A Delaware Limited Partnership of our reports dated March 5, 2008, with respect to the consolidated balance sheets of Pope Resources, A Delaware Limited Partnership, and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Pope Resources, A Delaware Limited Partnership. Our report dated March 5, 2008 with respect to the consolidated financial statements, contains an explanatory paragraph that states effective January 1, 2006, the Partnership adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

/s/ KPMG LLP

Seattle, Washington
May 28, 2008